U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 9, 2009

Photonic Products Group, Inc.
(Exact name of registrant as specified in its charter)

New Jersey	000-11668	22-2003247
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

181 Legrand Avenue, Northvale, New Jersey		07647
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (201) 767-1910

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On September 9, 2009, the Board of Directors of Photonic Products Group, Inc (“PPGI” or the “Company”) appointed Dennis G. Romano to its Board of Directors to fill the seat left vacant by the departure of John C. Rich on May 13, 2009.  Mr. Romano will serve under this appointment until the annual election of directors expected to be in May 2009.

Mr. Romano, 66, joins the Board of Photonics Products Group, Inc. after a lengthy and successful career in the defense sector with Grumman Corporation and its successor Northrop Grumman Corporation.  After joining Grumman Aircraft Engineering Corporation as an avionics technician in 1964, Mr. Romano transferred to the flight test organization in 1968 as an aircrew member where he flew production acceptance on A-6 and F-14 series aircraft.  In 1974, he was transferred to a systems engineer position with Grumman, where he was involved in systems design and analysis for the EF-111 and F-14 aircraft unit.  From 1977 to 1994, Mr. Romano held a number of increasing responsible positions in marketing and business development.  This culminated in his election, in 1993, by the Grumman board of directors to the position of Vice President of Business Development where he was responsible for directing the business development activities of essentially all of the military programs in the Aircraft and Electronics division.  After the acquisition of Grumman by Northrop in 1995, Mr. Romano held a series of senior and executive level positions in the area of marketing, business development and strategy.  In 1999, he was promoted to the position of Vice President, Business Strategy and Development for the AEW/EW business unit where he served until his retirement from Northrop Grumman, in 2001.  From 2002 to 2007, Mr. Romano was a Senior Vice President of Business Development, in the defense business unit, with Washington Group International.  He holds a Bachelor of Science degree and Master of Science degree in Physics from Adelphia University.

A copy of the press release issued to announce the appointment of Mr. Romano is attached as Exhibit 99.1 to the report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1           Press Release issued by PPGI on September 14, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: September 14, 2009
	By:	/s/ William J. Foote
Chief Financial Officer, Secretary and Treasurer